Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-4 of US BioEnergy Corporation of the following reports, appearing in this proxy statement/prospectus, which is part of this Registration Statement:
•	our report dated March 29, 2007 relating to our audits of the consolidated balance sheets of US BioEnergy Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the period from October 28, 2004 (date of incorporation) to December 31, 2004,

•	our report dated June 21, 2006 relating to our audit of the consolidated statements of operations, members’ equity and cash flows of United Bio Energy, LLC for the period from January 1, 2005 to April 30, 2005,

•	our report dated June 9, 2006 relating to our audits of the consolidated balance sheet of Platte Valley Fuel Ethanol, LLC and subsidiary as of December 31, 2005 and the related consolidated statements of operations, members’ equity and cash flows for each year in the two year period ended December 31, 2005,

•	our report dated April 26, 2007 relating to our audits of the balance sheets of Millennium Ethanol, LLC (a development stage company) as of December 31, 2006 and 2005, and the related statements of operations, members’ equity and cash flows for the year ended December 31, 2006, and for the period from September 6, 2005 (date of inception) to December 31, 2005, and

•	our report dated March 29, 2007 relating to the financial statement Schedule II.
We also consent to the reference to our firm under the caption “Experts” in such proxy statement/prospectus.
/s/ McGladrey & Pullen, LLP
Sioux Falls, South Dakota
June 27, 2007
McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.